Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-121090, No. 333-71042, No. 333-48356, and No. 333-49671 and Form S-3 No. 333-123806), as amended, and in the related Prospectus of Methode Electronics, Inc. of our reports dated July 15, 2008 with respect to the consolidated financial statements and schedule of Methode Electronics, Inc., and the effectiveness of internal control over financial reporting of Methode Electronics, Inc., included in this Annual Report (Form 10-K) for the year ended May 3, 2008.

/s/ Ernst & Young LLP

Chicago, Illinois
July 15, 2008